Exhibit 99.1

Reinsurance Group of America, Incorporated
16600 Swingley Ridge Road, Chesterfield, Missouri, U.S.A. 63017-1706

Press Release

RGA Names Anna Manning as President; Greig Woodring to Retire in 2016

St. Louis, Missouri, U.S.A. November 23, 2015 – The Board of Directors of Reinsurance Group of America, Incorporated (NYSE: RGA) today announced that Anna Manning has been elected to the role of President, effective December 1, 2015, succeeding A. Greig Woodring, currently President and Chief Executive Officer. Woodring will remain CEO until his planned retirement in late 2016. The Board plans to appoint Manning as Chief Executive Officer at the end of 2016. The Board also plans to elect her to the Board of Directors effective in January 2016.

“On behalf of RGA’s Board of Directors, I would like to recognize Greig’s leadership of RGA for nearly thirty years, both as a distinguished steward of the business, and as an innovative visionary,” said Cliff Eason, Chairman of the Board of Directors of RGA. He continued, “Anna is the right person to lead RGA into the future and to capitalize on the abundant opportunities we see ahead. The Board initiated the formal CEO succession process several years ago, to identify and develop potential successors for the role. It was important to the Board that we identify someone with strong strategic capabilities, depth and experience in all areas of our business, and an ability to combine vision with the capabilities to drive results. Anna has clearly demonstrated these qualities, as well as a passion for RGA that gives us confidence that she will continue RGA’s rich legacy.”

Manning currently holds the position of Senior Executive Vice President, Structured Solutions, which includes the company’s Global Financial Solutions and Global Acquisitions businesses, as well as Global Analytics and In-Force Optimization teams. Prior to assuming this role, she spent four years as Executive Vice President, U.S. Markets. Manning joined RGA in 2007, and shortly after assumed the role of Executive Vice President and Chief Operating Officer for the International Division. In that role, she was responsible for setting standards, procedures and controls for pricing, underwriting, administration and claims functions of RGA’s businesses located outside North America. Manning will continue to serve in her Structured Solutions role while assuming her new responsibilities as President.

Prior to joining RGA, Manning spent 19 years in actuarial consulting at Tillinghast Towers Perrin in a series of progressively more responsible roles, following a successful actuarial career in the Canadian marketplace at Manulife Financial from 1981-1988. She holds a B.Sc. in Actuarial Science from the University of Toronto, is a Fellow of the Canadian Institute of Actuaries, and a Fellow of the Society of Actuaries.

Woodring joined the reinsurance division of General American Life Insurance Company in 1979 as an actuary, and assumed responsibility for General American’s reinsurance business in 1986. General American’s reinsurance division led to the formation of RGA and its initial public offering in May 1993. RGA has grown to become one of the world’s leading life reinsurers, with offices in 27 countries and revenues of $11 billion for the year ended December 31, 2014.

“It has been extraordinarily gratifying to have spent the majority of my working years leading RGA’s dedicated teams, through challenges and triumphs, to build a highly successful global organization,” said Woodring. “Although I will continue as CEO throughout 2016, I plan to gradually turn over my responsibilities to Anna so she is fully transitioned by the end of next year. Anna shares my optimism about the future of the insurance industry, and we agree that RGA will play a meaningful role in identifying significant opportunities and navigating ongoing changes in the complex industry in which we operate.”

“I am grateful for the opportunity to lead our great company, and for the trust and confidence placed in me by Cliff, Greig and the Board,” said Manning. “It is humbling to follow such an influential visionary as Greig, who guided RGA to become one of the world’s leading life reinsurers. Over the years, he fostered a culture driven by a relentless focus on our clients and a desire to help each of them succeed. I am committed to continuing his legacy, and with the help of the talented people at RGA, I know we can retain and build upon the special culture and growth engine he has created.”

Reinsurance Group of America, Incorporated (NYSE: RGA), a FORTUNE 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $2.8 trillion of life reinsurance in force and assets of $47.6 billion as of September 30, 2015. Founded in 1973, today RGA is widely recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. From its headquarters in St. Louis, Missouri and operations in 27 countries, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions.To learn more about RGA and its businesses, visit the company’s website at www.rgare.com.

For further information, please contact:

Sally Smith

Vice President, Corporate Communications

(636) 736-8167

ssmith@rgare.com

Jeff Hopson

Senior Vice President, Investor Relations

(636) 736-2068

jhopson@rgare.com

2